UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) June 3, 1997

                             Mercury Finance Company
               (Exact name of registrant as specified in charter)


       Delaware                      1-10176          36-3627010
(State of other jurisdiction       (Commission       (IRS Employer
   of incorporation)               File Number)     Identification No.)



100 Field Drive, Lake Forest, Illinois                      60045
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (847) 295-8600





                                       N/A
          (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

     On June 3, 1997, the Registrant sold all of the outstanding shares of the capital stock (the "Stock") of Lyndon Property Insurance Company ("Lyndon") and its subsidiaries to Frontier Insurance Group, Inc. ("Frontier"). The sale was made pursuant to a Stock Purchase Agreement, dated March 28, 1997, (the "Stock Purchase Agreement"). The aggregate purchase price for the Stock, which was determined on the basis of arm's-length negotiations, was $92 million. The Registrant will have full access to the $92 million upon the satisfaction of certain post-closing deliveries (the "Post-Closing Deliveries"). If the Post-Closing Deliveries are not satisfied by July 14, 1997, a total of $27,600,000 of the $92 million dollars will remain in escrow until the earlier of the satisfaction of the Post-Closing Deliveries or June 3, 2000.

     Lyndon is in the business of direct writing of credit life, accident and health and various other credit related insurance policies.

     Prior to the sale, there were no material relationships between Frontier and the Registrant or its affiliates, directors or officers of any associate of any director or officer of the Registrant.

     The foregoing description of the Registrant's sale of Lyndon is qualified in its entirety by reference to the Stock Purchase Agreement, the First Amendment to the Stock Purchase Agreement dated May 29, 1997, and the Second Amendment to the Stock Purchase Agreement dated June 3, 1997, each of which is filed as an Exhibit to this Report.

Item 7.   Financial Statements and Exhibits.

     (b)  Pro forma financial information.

          At the time of filing this Report, it is impracticable to provide the required pro forma financial statements. The required pro forma financial statements will be filed by the Registrant, under cover of Form 8-K/A, as soon as practicable, but not later than August 17, 1997.

     (c)  Exhibits.

          Exhibit No.    Description of Document

          2(a) Stock Purchase Agreement between Mercury Finance Company and Frontier Insurance Group, Inc. dated March 28, 1997 (together with a list briefly identifying the contents of all omitted exhibits, schedules, and appendices thereto). The Registrant agrees to provide copies of such exhibits, schedules and appendices to the Commission upon request.

          2(b)           First Amendment to the Stock Purchase Agreement dated
                         May 29, 1997.

          2(c) Second Amendment to the Stock Purchase Agreement dated June 3, 1997.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mercury Finance Company

Date:  June 18, 1997          By: /S/ Patrick J. O'Malley
                              Its: ASSISTANT SECRETARY